EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 7, 2008 with respect to the statements of condition including the related securities portfolios of S&P PowerPicks Portfolio 2008-3 and S&P Global Picks Portfolio 2008-3 (included in Van Kampen Unit Trusts, Series 771) as of July 7, 2008 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
July 7, 2008